UMB SCOUT FUNDS, ON BEHALF OF THE
       UMB SCOUT STOCK FUND, UMB SCOUT GROWTH FUND AND UMB SCOUT BOND FUND

                                     FORM OF
                   FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT

      AGREEMENT, made effective as of the 31st day of October 2006, by and between UMB SCOUT FUNDS, a Delaware statutory trust (the "Trust"), on behalf of its UMB SCOUT STOCK FUND, UMB SCOUT GROWTH FUND and UMB SCOUT BOND FUND series (individually, a "Fund" and, collectively, the "Funds"), and Scout Investment Advisors, Inc., a Missouri corporation (the "Advisor").

      The Advisor hereby agrees to reduce all or a portion of its advisory fees, and, if necessary, to assume certain other expenses (to the extent permitted by the Internal Revenue Code of 1986, as amended) of the Funds, to the extent necessary so that the Funds' Total Annual Operating Expenses, for a period commencing on the date of this Agreement through October 31, 2007, do not exceed the following levels:

      o     0.90% of average daily net assets for UMB Scout Stock Fund
      o     0.90% of average daily net assets for UMB Scout Growth Fund
      o 0.87% of average daily net assets for UMB Scout Bond Fund (collectively referred to hereinafter as the "Annual Expense Limits")

      If a Fund's Total Annual Operating Expenses are below the Annual Expense Limit for that Fund, the Trust, on behalf of the Fund with expenses below its Annual Expense Limit, may reimburse the Advisor for any fees previously waived and/or expenses previously assumed to the extent that the amount of such reimbursement does not cause that Fund's Total Annual Operating Expenses to exceed the Annual Expense Limit for the Fund. The Trust is not obligated to reimburse the Advisor for waived fees or expenses that were assumed by the Advisor more than thirty-six months prior to the date of any such reimbursement.

      This Agreement may not be assigned by the Advisor without the prior consent of the Trust. This Agreement shall automatically terminate upon the termination of the Advisory Agreement or in the event of merger or liquidation of the Fund.

      The parties hereto have caused this Agreement to be executed on the ____ day of October 2006.

                                       UMB SCOUT FUNDS

                                       By:
                                           -------------------------------------

                                       Name and Title:


                                       SCOUT INVESTMENT ADVISORS, INC.

                                       By:
                                           -------------------------------------

                                       Name and Title: